Addendum To The
                Transfer Agency Services And Registrar Agreement

     This Addendum (the "Addendum") effective [____________], 2005 is made to the Transfer Agency Agreement dated July 15, 1992 (the "Agreement") by and between The Greater China Fund, Inc. (the "Fund") and PFPC Inc. ("PFPC"), successor in interest to Provident National Bank.

     WHEREAS, in addition to the services provided by PFPC as set forth in the Agreement, the Fund desires to engage PFPC to provide subscription agent services in connection with the Fund's rights offering and PFPC desires to provide such services;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

     PFPC hereby agrees to provide for the benefit of the Fund the following services:

1.   SERVICES COVERED


(a) Designating an operational team to carry out the subscription agent duties set forth in this Addendum, including document review and execution of legal agreement, review of subscription form and communication materials, project management, and on-going project updates and reporting
(b) Calculating Rights to be distributed to each shareholder and printing shareholder information on the subscription form
(c)  Issuing and mailing subscription forms to registered shareholders
(d)  Tracking and reporting the number of exercises made, as required
(e)  Processing Rights received and exercised
(f)  Processing Sales and Transfers of rights as received
(g) Deposit participant checks daily and forward all participant funds to the Fund at the end of the offering period
(h)  Providing receipt summation of checks received
(i)  Affixing legends to appropriate stock certificates, where applicable
(j)  Issuing and mailing stock certificates and/or checks
(k)  Interfacing with the Fund's information agent
(l) Calculating, issuing and mailing of proration and/or over-subscription checks if applicable
(m)  Calculating, issuing and mailing of solicitation checks if applicable


2.   ASSUMPTIONS

(a) Services based upon document review and information provided to PFPC prior to the execution of this Addendum

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(b)  Significant changes made in the terms or requirements of the Services could require modifications to this Addendum and/or additional fees

(c) The Fund is responsible for printing of all shareholder communication materials, including but not limited to, Rights Cards, Prospectus and related ancillary documents

(d) Material to be mailed to shareholders must be provide to PFPC, or its sub-contractor no less than five (5) business days prior to the start of the mailing project

(e)  No interest shall accrue to the shareholders or the Fund

3.   PAYMENT FOR SERVICES

     In consideration of the services provided under this Addendum, the Fund agrees to compensate PFPC in accordance with the written schedule of fees as set forth in Schedule A - Fees annexed hereto and incorporated herein.

4.   TERMS

     The terms of this Addendum shall remain in effect until the completion of the Fund's rights offering described in this Addendum.

     This Addendum contains the entire understanding among the parties with respect to the transactions contemplated hereby and unless otherwise specifically modified hereby, the terms of the Agreement shall remain in full force and effect and shall apply hereto. To the extent that any provision of this Addendum modifies or is otherwise inconsistent with any provision of the prior agreements and related agreements, this Addendum shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized officers, as of the day and year first above written.


THE GREATER CHINA FUND, INC.                         PFPC INC.



By:                                      By:
   -----------------------                  -----------------------

Name:                                    Name:
     ---------------------                    ---------------------

Title:                                   Title:
      ---------------------                    ---------------------

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                                   Schedule A

                                      Fees


Project Management Fee and Processing Fees*


     ===========================================================================

          $      15,000.00         Project Management Fee

          $           1.75         Per subscription form issued and mailed

          $           8.50         Per subscription form processed (registered
                                   and beneficial)

          $          12.50         Per defective subscription form received

          $          12.50         Per notice of guaranteed delivery received

          $           2.00         Per broker split certificate issued

          $           2.50         Per sale/transfer of rights (if applicable)

          $           4.50         Per invoice mailed  (if applicable)

          $           1.75         Per refund check issued and mailed (if
                                   applicable)

          $           4.00         Per solicitation check processed and mailed
                                   (if applicable)

          $          12.50         Per withdrawal of subscription certificate
                                   (if applicable)

          $          50.00         Per wire (if applicable)

          $       2,000.00         New York window fee for Midnight expiration
                                   (if applicable)

          $       2,000.00         Per Pro-ration (if applicable)

          $       2,000.00         Per offer extension

          $       5,000.00         Minimum charge should the project be canceled
                                   for any reason prior to the mailing of the
                                   subscription form
     ===========================================================================


      *Fees exclude out-of-pocket expenses and other items set forth below.


It is agreed that an invoice for the Project Management Fee will be rendered and payable on the effective date of the transaction. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date.

                                Items not Covered
                                -----------------

This fee schedule excludes the following:

o Out-of pocket expenses such as telephone line charges, overprinting, certificates, checks,

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     postage, stationary, wire transfers, excess material disposal and other miscellaneous charges which will be billed as incurred and payable on a monthly basis;

o Any services associated with new duties, legislation or regulatory fiat that become effective after the date of the Addendum. Any such services will be provided on an appraisal basis;

o    Reasonable legal review fees if referred to outside counsel;

o Overtime charges assessed in the event of late delivery of material for mailings, unless the target mail date is rescheduled.

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